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                               ROCKY MOUNTAIN INTERNET
                                     NEWS RELEASE


FOR IMMEDIATE RELEASE

Contacts:

Chad Morris or Barbara Archer
Metzger Associates
(303) 786-7000
chad@metzger.com
archer@metzger.com

Michael Schaefer
Rocky Mountain Internet Inc.
(303) 313-0882
michaels@rmi.net


                   ROCKY MOUNTAIN INTERNET ACQUIRES INFOHIWAY, INC.

                 NEW TOOLS, SEARCH ENGINES NOW AVAILABLE TO CUSTOMERS

DENVER, June 5, 1998 -- Rocky Mountain Internet Inc. (NASDAQ SmallCap Market-RMII) (NASDAQ SmallCap Market-RMIIW) announced today that it has acquired Infohiway Inc., headquartered in Aurora, Colo. Consideration for the transaction is 150,000 shares of RMI stock. The closing price of RMI on Thursday was $8.19 a share.

Infohiway is an online search engine with unique capabilities in its preview buttons, fuzzy links and site-mapping utility. Each function is performed at a rapid rate with Infohiway's search technology called DST--short for Data-Sucking Technology. DST literally goes out over the Web and takes a site apart delivering the abbreviated content for the viewer in real time.

The preview button enables searchers to "preview" a site's actual content by removing all of the graphics and extraneous HTML so the searcher can quickly view the site's contents. Once the user has chosen a particular site, a full view can be delivered to the browser. Fuzzy links provide a handy way to search for related but perhaps not specifically targeted content. These fuzzy links trigger other search words and consequently link searches to other related sites, thereby bringing you closer to finding what you want. The engine also has a site-mapping utility that takes a site's structure and shows it graphically with links intact so the searcher can see how to navigate the site and go directly to it by just clicking on the link.
                                        -more-


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Rocky Mountain Internet/Infohiway
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In addition, Infohiway offers two popular Web publications containing advertising targeted to Web page developers of all types: Cut and Paste JavaScript, which offers fresh and easy-to-use scripts every month, and the award-winning Bandwidth Conservation Society, which provides online tips and tutorials about reducing bandwidth consumption and making Web sites faster.

According to Douglas H. Hanson, president and CEO of Rocky Mountain Internet, "Infohiway brings new expertise and revenues to RMI and its customers through the synergistic marketing of its search engine technology, publications and Web tools. The firm has rare expertise in online business management, online advertising and Web-based distribution channel development."

Hanson further stated that two of the developers and founders, Jeremy Black and Ken Covell, will join the RMI management team and will continue to develop and market the products of Infohiway.

Rocky Mountain Internet (http://www.rmi.net) is a full-service, national telecommunications company providing Internet access, Web development and hosting, network management, system integration, co-location services, and IP Telephony long distance to clients throughout the United States. The company's wholly-owned subsidiary, Rocky Mountain Broadband, is poised to offer local and long distance telephone service beginning July 1, 1998. The company's frame relay backbone is one of the only Colorado-based Internet networks utilizing the industry-leading Cascade switching technology, with broadband B-STDX 9000 switches strategically placed throughout Denver, Boulder and Colorado Springs to provide full network redundancy. RMI maintains strategic partnerships with such companies as Frontier Corporation (long distance services), PSINet (Internet services), Vienna Systems (IP Telephony), and WinStar PacNet.

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